                             TAX SHARING AGREEMENT

                                 by and among

                           U.S. LONG DISTANCE CORP.,

                                      and

                      BILLING INFORMATION CONCEPTS CORP.

                                  dated as of

                                 July 10, 1996

                               TABLE OF CONTENTS

                                                                          PAGE

Section 1.  Definitions....................................................  1
      1.1   Affiliate......................................................  1
      1.2   Affiliated Group...............................................  1
      1.3   Billing........................................................  1
      1.4   Billing Group..................................................  2
      1.5   Billing Member.................................................  2
      1.6   Closing........................................................  2
      1.7   Closing Date...................................................  2
      1.8   Code...........................................................  2
      1.9   Combined Jurisdiction..........................................  2
      1.10  Distribution Agreement.........................................  2
      1.11  Final Determination............................................  2
      1.12  Information Return(s)..........................................  2
      1.13  IRS............................................................  2
      1.14  Net Tax(es)....................................................  2
      1.15  Overdue Rate...................................................  2
      1.16  Post-Closing Straddle Period...................................  2
      1.17  Post-Closing Taxable Period....................................  3
      1.18  Pre-Closing Straddle Period....................................  3
      1.19  Pre-Closing Taxable Period.....................................  3
      1.20  Pre-Spin-Off Affiliate.........................................  3
      1.21  Pre-Spin-Off Group.............................................  3
      1.22  Pre-Spin-Off Member............................................  3
      1.23  Representative.................................................  3
      1.24  Separate Return Basis..........................................  3
      1.25  Spin-Off.......................................................  3
      1.26  Straddle Period................................................  3
      1.27  Tax(es)........................................................  3
      1.28  Taxable Period.................................................  3
      1.29  Taxable Year...................................................  4
      1.30  Tax Benefit(s).................................................  4
      1.31  Taxing Authority...............................................  4
      1.32  Tax Practices..................................................  4
      1.33  Tax Return(s)..................................................  4
      1.34  USLD...........................................................  4
      1.35  USLD Group.....................................................  4
      1.36  USLD Member....................................................  4

Section 2.  Obligations, Responsibilities and Rights of USLD and Billing...  5
      2.1   Preparation and Filing of Tax Returns..........................  5

      2.2   Provision of Filing Information................................  5
      2.3   Taxable Year...................................................  5
      2.4   Straddle Period Taxes..........................................  6
      2.5   Payment of Taxes...............................................  6
      2.6   Amendments to Tax Returns......................................  6
      2.7   Refund of Taxes................................................  6
      2.8   Carrybacks.....................................................  7

Section 3.  Indemnification................................................  7
      3.1   By USLD........................................................  7
      3.2   By Billing.....................................................  7
      3.3   Certain Reimbursements.........................................  8
      3.4   Other Indemnification..........................................  8

Section 4.  Method, Timing and Character of Payments Required by This
              Agreement....................................................  8
      4.1   Payment in Immediately Available Funds; Interest...............  8
      4.2   Characterization of Payments...................................  8

Section 5.  Tax Returns; Cooperation; Document Retention; Confidentiality..  8
      5.1   Provision of Cooperation, Documents and Other Information......  8
      5.2   Retention of Books and Records.................................  9
      5.3   Status and Other Information Regarding Audits and Litigation...  9
      5.4   Confidentiality of Documents and Information...................  9

Section 6.  Contests and Audits............................................ 10
      6.1   Notification of Audits or Disputes............................. 10
      6.2   Control and Settlement......................................... 10
      6.3   Delivery of Powers of Attorney and Other Documents............. 10

Section 7.  Miscellaneous.................................................. 10
      7.1   Effectiveness.................................................. 10
      7.2   Entire Agreement............................................... 10
      7.3   Guarantees of Performance...................................... 10
      7.4   Severability................................................... 11
      7.5   Indulgences, etc............................................... 11
      7.6   Governing Law.................................................. 11
      7.7   Notices........................................................ 11
      7.8   Modification or Amendment...................................... 11
      7.9   Successors and Assigns......................................... 11
      7.10  No Third-Party Beneficiaries................................... 11
      7.11  Other.......................................................... 12
      7.12  Predecessors and Successors.................................... 12
      7.13  Tax Elections.................................................. 12

      7.14  Injunctions.................................................... 12
      7.15  Further Assurances............................................. 12
      7.16  Setoff......................................................... 12
      7.17  Costs and Expenses............................................. 13
      7.18  Rules of Construction.......................................... 13

                           TAX SHARING AGREEMENT



      This TAX SHARING AGREEMENT is entered into by and among U.S. Long Distance Corp., a Delaware corporation ("USLD"), Billing Information Concepts Corp., a Delaware corporation ("Billing"), and their respective direct and indirect subsidiaries. References herein to a "party" (or "parties") to this Agreement, shall refer to USLD, Billing, and where appropriate and the context so requires, their respective subsidiaries.

                                 RECITALS

      A. USLD and its subsidiaries have joined in filing consolidated federal Tax Returns and certain consolidated, combined or unitary state, local or foreign Tax Returns.

      B. USLD and Billing have entered into that certain Distribution Agreement, dated as of the date hereof (the "Distribution Agreement"), pursuant to which USLD will distribute all of the outstanding common stock in Billing to USLD's stockholders in a transaction intended to qualify for tax-free treatment under Code Section 355 (the "Spin-Off").

      C. Pursuant to the Spin-Off, Billing and its subsidiaries will leave the Pre-Spin-Off Group.

      D. The parties hereto wish to provide for (i) allocations of, and indemnifications against, certain liabilities for Taxes, (ii) the preparation and filing of Tax Returns on a basis consistent with prior practice and the payment of Taxes with respect thereto, and (iii) certain related matters.

      NOW THEREFORE, in consideration of the foregoing and their mutual promises, the parties hereby agree as follows:

      SECTION 1. DEFINITIONS. When used herein the following terms shall have the following meanings:

      1.1 "AFFILIATE" - with respect to any corporation (the "given corporation"), each person, corporation, partnership or other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the given corporation. For purposes of this definition, "control" means the possession, directly or indirectly, of 50% or more of the voting power or value of outstanding voting interests.

      1.2 "AFFILIATED GROUP" - an affiliated group of corporations within the meaning of Code Section 1504(a) for the Taxable Period or, for purposes of any state income tax matters, any consolidated, combined or unitary group of corporations within the meaning of the corresponding provisions of tax law for the state in question.

      1.3 "BILLING" - as defined in the recitals to this Agreement.

      1.4 "BILLING GROUP" - Billing and each corporation that joins with Billing in filing a consolidated federal income tax return for any Post-Closing Taxable Period. For purposes of this Agreement, the Billing Group shall exist from the beginning of the day immediately after the Closing Date.

      1.5 "BILLING MEMBER" - a corporation that was a Pre-Spin-Off Member and becomes a member of the Billing Group at the beginning of the day immediately after the Closing Date.

      1.6 "CLOSING" - the time at which the Spin-Off shall become effective on the Closing Date.

      1.7 "CLOSING DATE" - the date on which the Spin-Off is effected by USLD.

      1.8 "CODE" - the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the Taxable Year in question.

      1.9 "COMBINED JURISDICTION" - for any Taxable Period, any state, local or foreign jurisdiction in which USLD or a USLD Affiliate is included in a consolidated combined, unitary or similar return with Billing or any Billing Affiliate for state, local or foreign Tax purposes.

      1.10" DISTRIBUTION AGREEMENT" - as defined in the recitals to this Agreement.

      1.11 "FINAL DETERMINATION" - (i) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (ii) a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or comparable agreements or accepted offers under the laws of other jurisdictions; (iii) any other final settlement with the IRS or other Taxing Authority; or (iv) the expiration of an applicable statute of limitations.

      1.12 "INFORMATION RETURN(s)" - with respect to any corporation or Affiliated Group, any and all reports, returns, declarations or other filings (other than Tax Returns) required to be supplied to any Tax Authority.

      1.13 "IRS" - the Internal Revenue Service.

      1.14 "NET TAX(ES)" - Taxes (as defined herein) less any related interest or penalty attributed to such Taxes.

      1.15 "OVERDUE RATE" - a rate of interest per annum that equals ten percent (10%).

      1.16 "POST-CLOSING STRADDLE PERIOD" - with respect to any Straddle
Period, the period beginning on the day after the Closing Date and ending on the last day of such Taxable Year.

      1.17 "POST-CLOSING TAXABLE PERIOD" - a Taxable Year that begins on or after the day immediately after the Closing Date.

      1.18 "PRE-CLOSING STRADDLE PERIOD" - with respect to any Straddle
Period, the period beginning on the first day of such Taxable Year and ending on the close of business on the Closing Date.

      1.19 "PRE-CLOSING TAXABLE PERIOD" - a Taxable Year that ends at or before the close of business on the Closing Date.

      1.20 "PRE-SPIN-OFF AFFILIATE" - any Affiliate of any Pre-Spin-Off
Member.

      1.21 "PRE-SPIN-OFF GROUP" - USLD and each corporation that joined with USLD in filing a consolidated federal income tax return for any Pre-Closing Taxable Period. For purposes of this Agreement, the Pre-Spin-Off Group shall terminate at the close of business on the Closing Date.

      1.22 "PRE-SPIN-OFF MEMBER" - a corporation that was a member of the Pre-Spin-Off Group immediately prior to the close of business on the Closing Date.

      1.23 "REPRESENTATIVE" - with respect to any person or entity, any of such person's or entity's directors, officers, employees, agents, consultants, accountants, attorneys and other advisors.

      1.24 "SEPARATE RETURN BASIS" - the Tax liability for the Billing Group (or any Billing Member) calculated with Billing as the common parent of the Affiliated Group and without regard to any USLD Member.

      1.25 "SPIN-OFF" - as defined in the Recitals to this Agreement.

      1.26 "STRADDLE PERIOD" - any Taxable Year beginning before and ending after the close of business on the Closing Date.

      1.27 "TAX(ES)" - with respect to any corporation or group of corporations, any and all U.S. and foreign taxes based or measured by net income, gross income, gross receipts (when levied in lieu of an income tax) alternative minimum taxable income, capital surplus, payroll or fixed assets regardless of whether denominated as an "income tax," a "franchise tax" sales/use tax, local utility tax, Public Utility Commission (PUC) regulatory tax, property tax or otherwise, imposed by any Taxing Authority, whether any such tax is imposed directly or through withholding, together with any interest and any penalty, addition to tax resulting from a tax deficiency or additional amount, and related attorney and accountant fees.

      1.28 "TAXABLE PERIOD" - a Pre-Closing Taxable Period, a Post-Closing Taxable Period or a Straddle Period.

      1.29 "TAXABLE YEAR" - a taxable year (which may be shorter than a full calendar or fiscal year), year of assessment or similar period with respect to which any Tax may be imposed.

      1.30 "TAX BENEFIT(S)" - (i) in the case of a Tax for which a consolidated federal, or a consolidated, combined or unitary state or other, Tax Return is filed, the amount by which the Tax liability of the Affiliated Group or other relevant group of corporations is actually reduced on a "with and without" basis (by deduction, entitlement to refund, credit, offset or otherwise, whether available in the current Taxable Year, as an adjustment to taxable income in any other Taxable Year or as a carryforward or carryback, and including the effect of such reduction on other Taxes), plus any interest received with respect to any related Tax refund, and (ii) in the case of any other Tax, the amount by which the Tax liability of a corporation is actually reduced on a "with and without" basis (by deduction, entitlement to refund, credit offset or otherwise, whether available in the current Taxable Year, as an adjustment to taxable income in any other Taxable Year or as a carryforward or carryback, and including the effect of such reduction on other Taxes), plus any interest received with respect to any related Tax refund.

      1.31 "TAXING AUTHORITY" - the IRS and any other domestic or foreign governmental authority responsible for the administration of any Tax.

      1.32 "TAX PRACTICES" - the most recently applied policies, procedures and practices employed by the Pre-Spin-Off Group in the preparation and filing of, and positions taken on, any Tax Returns of USLD or any Pre-Spin-Off Member or Pre-Spin-Off Affiliate for any Pre-Closing Taxable Period.

      1.33 "TAX RETURN(S)" - with respect to any corporation or Affiliated Group, all returns, reports, estimates, information statements, including forms necessary to be filed to withdraw a company's authorization to do business in any state or locality, declarations and other filings relating to, or required to be filed in connection with, the payments or refund of any Tax for any Taxable Period.

      1.34 "USLD" - as defined in the recitals to this Agreement.

      1.35 "USLD GROUP" - USLD and each corporation that joins with USLD in filing a consolidated federal income tax return for any Post-Closing Taxable Period. For purposes of this Agreement, the USLD Group shall exist from the beginning of the day immediately after the Closing Date.

      1.36 "USLD MEMBER" - a corporation that was immediately before the Spin-Off a Pre-Spin-Off Member and becomes a member of the USLD Group at the beginning of the day immediately after the Closing Date.

      SECTION 2. OBLIGATIONS, RESPONSIBILITIES AND RIGHTS OF USLD AND BILLING.

      2.1 PREPARATION AND FILING OF TAX RETURNS.

            (a) BY USLD. USLD shall prepare and timely file (or cause to be prepared and timely filed):

                  (1) all U.S. and foreign Tax and Information Returns of the Pre-Spin-Off Group and any Pre-Spin-Off Member that are required to be filed for periods ending on or before the Closing Date;

                  (2) all U.S. and foreign Tax and Information Returns of the Pre-Spin-Off Group and any Pre-Spin-Off Member for all Pre-Closing Taxable Periods that are not required to be filed for periods ending on or before the Closing Date;

                  (3) all U.S. and foreign Tax and Information Returns of the USLD Group and any USLD Member for all Straddle Periods and Post-Closing Taxable Periods; and

                  (4) all U.S. and foreign Tax and Information Returns not otherwise required to be filed by USLD or Billing pursuant to this Section 2.1(a) and Section 2.1(b).

            (b) BY BILLING. Billing shall prepare and timely file (or cause to be prepared and timely filed) all Tax and Information Returns of the Billing Group and any Billing Member for all Straddle Periods and Post-Closing Taxable Periods.

      2.2 PROVISION OF FILING INFORMATION. Each party shall cooperate and assist the other party in the preparation and filing of all Tax and Information Returns subject to Section 2.1 and submit to the other party (i) all necessary filing information in a manner consistent with past Tax Practices and (ii) all other information reasonably requested by the other party in connection with the preparation of such Tax and Information Returns promptly after such request.

      2.3 TAXABLE YEAR. Billing and USLD agree that, for Tax purposes, (i) for the period ending on the Closing Date, the Billing Member shall be included in the consolidated federal Tax Return of the Pre-Spin-Off Group for the Taxable Year that ends at the close of business on September 30, 1996 (and in all corresponding consolidated, combined or unitary state or other Tax Returns of the Pre-Spin-Off Group) and (ii) for the period beginning the day after the Closing Date, the Billing Group and each Billing Member shall begin a new short period Taxable Year for purposes of such federal and, to the extent permitted by law, state Taxes on the day after the Closing Date. The parties further agree that, to the extent permitted by applicable law, all federal, state or other Tax Returns shall be filed consistently with this position.

      2.4 STRADDLE PERIOD TAXES.

            (a) For purposes of this Agreement, Taxes shall be allocated between the Pre- and Post-Closing Straddle Periods, in USLD's reasonable judgment with the consent of the appropriate Billing personnel, which shall not be unreasonably withheld, in the following manner: (A) to the extent not impractical, Taxes shall be allocated on the basis of the actual taxable income for each such period, determined by closing the books of the Pre-Spin-Off Group at the close of business on the Closing Date; and (B) to the extent that such an allocation based on a closing of the books is impractical, USLD shall be authorized to allocate Taxes based on rounding to the next nearest accounting period-end.

            (b) USLD shall pay to Billing within fourteen (14) days after receipt of an executed Straddle Period Tax Return prepared by Billing pursuant to Section 2.1(b), the excess of any amount so allocated (based on the amount of Tax shown on such Tax Return) to the Pre-Closing Straddle Period over the amount of any estimated Taxes previously paid by any Pre-Spin-Off Member to the relevant Taxing Authority prior to the Closing Date; or Billing shall pay to USLD within fourteen (14) days after the filing of such Tax Return the excess of the amount of any estimated Taxes previously paid by any Pre-Spin-Off Member to the relevant Taxing Authority prior to the Closing Date over the amount so allocated to such Period.

      2.5 PAYMENT OF TAXES. USLD shall pay (i) all Taxes shown to be due and payable on all Tax Returns filed by (A) USLD pursuant to Section 2.1(a) hereof and (ii) subject to Section 3, all Taxes that shall thereafter become due and payable with respect to all Tax Returns filed pursuant to Sections 2.1(a) as a result of a Final Determination; PROVIDED, HOWEVER, that Billing shall reimburse USLD within fourteen (14) days of receipt of notification from USLD for the amount of Net Taxes that are attributable to any Billing Member on a Separate Return Basis for all Pre-Closing Taxable Periods that shall thereafter become due and payable as a result of a Final Determination. Billing shall pay all Taxes attributable to all Tax Returns filed by Billing pursuant to Section 2.1(b) hereof.

      2.6 AMENDMENTS TO TAX RETURNS. No Tax Returns for any Pre-Closing Taxable Periods filed by USLD may be amended without USLD's and Billing's consent, which shall not be unreasonably withheld.

      2.7 REFUND OF TAXES.

            (a) USLD shall be entitled to any refund of Taxes and any Tax Benefits realized as a result of a Final Determination with respect to all Tax Returns filed by USLD pursuant to Section 2.1(a); provided, however, that USLD shall reimburse Billing for the amount of any Tax Benefit attributable to any Billing Member for all Pre-Closing Taxable Periods which arises as a result of a Final Determination. (Any refund resulting from the application of a net operating loss carryback is deemed attributable to the corporation generating such net operating loss.) Billing shall be entitled to any refund with respect to all Tax Returns filed by Billing pursuant to Section 2.1(b). Any such refunds attributable to a Straddle Period shall be allocated between the Pre-Closing Straddle Period and Post-Closing Straddle Period on a basis consistent with the method used to allocated the Tax liability for such Straddle Period. With respect to Straddle Period Tax Returns prepared by Billing pursuant to Section 2.1(b), USLD shall be entitled to any refund attributable to a Pre-Closing Straddle Period.

            (b) If USLD or any USLD Member receives a Tax refund or Tax Benefit to which Billing or any Billing Member is entitled pursuant to this Agreement, USLD shall pay (in accordance with Section 4) the amount of such Tax refund or Tax Benefit to Billing within fourteen (14) days of receipt thereof.

            (c) Except as otherwise provided in this Agreement, if Billing or any Billing Member receives a Tax refund or Tax Benefit to which USLD or any USLD Member is entitled pursuant to this Agreement, Billing shall pay (in accordance with Section 4) the amount of such Tax refund or Tax Benefit (including any interest received thereon) to USLD within fourteen (14) days of receipt thereof.

      2.8 CARRYBACKS. Neither Billing nor USLD shall file any carryback claim for federal Taxes or state, local or foreign Taxes in a Combined Jurisdiction for the Billing Group or any Billing Member or the USLD Group or any USLD Member into a Pre-Closing Taxable Period without the prior written consent of USLD or Billing, as applicable, which shall not be unreasonably withheld.

      2.9 PENDING TAX AUDIT. Notwithstanding any provision to the contrary in this Agreement, the taxes, refunds, penalties, interest and attorney and accountant fees arising with respect to the currently pending Internal Revenue Service aduit of USLD's taxable years ending September 30, 1992, 1993 and 1994 (the "Pending Audit") shall be governed by the provisions of this
Section 2.9.

            (a) Any tax deficiency payable as a result of the Pending Audit (whether by settlement with the Internal Revenue Service or by final judgement in a litigation of the issues arising in such Pending Audit) plus related penalties and interest shall be allocated to and paid by USLD and Billing, respectively, in proportion to the respective market capitalization of their issued and outstanding stock as of the Closing Date based on the per share price of USLD common stock and Billing common stock, as applicable, determined by using the average of the closing sales price per share of that common stock on the NASDAQ National Market for each of ten consecutive trading days beginning with the including the Closing Date.

            (b) Any tax refund payable as a result of the Pending Audit attributable to adjustments to depreciation deductions will be distributed to USLD and Billing, respectively, depending on which company owns after the Closing Date the assets with respect to which the depreciation deductions were adjusted and in proportion to such respective adjustments.

            (c) Any interest payable with respect to the refunds described in (b) above will be payable first to USLD as reimbursement for amounts previously paid or accrued for attorney and accountant fees with respect to the Pending Audit and any remaining amounts shall be allocated between the companies in the same proportion as the refund payments under (b) above.

            (d) All attorney and accountant fees with respect to the Pending Audit shall be paid or accrued by USLD.

      SECTION 3. INDEMNIFICATION.

      3.1 BY USLD.

            (a) TAXES. Except as provided in Section 3.2, USLD shall indemnify and hold Billing and Billing Members harmless against any and all (A) Taxes attributable to all Tax Returns filed by USLD pursuant to Section 2.1(a), (including specifically any Taxes arising from the liquidation of Mega
Plus Dialing, Inc.) and (B) with respect to Straddle Period Tax Returns prepared by Billing pursuant to Section 2.1(b), Taxes attributable to Pre-Closing Straddle Periods as shown on such Tax Returns.

            (b) MEMBER LIABILITY. Except as provided in Sections 3.1(a) and 3.2, USLD shall indemnify and hold Billing and the Billing Members harmless against each and every liability for Taxes of the Pre-Spin-Off Group under Treasury Regulation Section 1.1502-6 or any similar law, rule or regulation administered by any Taxing Authority.

      3.2 BY BILLING.  Billing shall indemnify and hold USLD and USLD
Members harmless against any and all (i) Taxes attributable to all Tax Returns filed by Billing pursuant to Section 2.1(b) (but excluding Taxes attributable to Pre-Closing Straddle Periods that are shown on any Straddle Period Tax Returns), and (ii) all Net Taxes attributable to any Billing Member on a Separate Return Basis for all Pre-Closing Taxable Periods that shall thereafter become due and payable as a result of a Final Determination.

      3.3 CERTAIN REIMBURSEMENTS. Billing (or USLD, as the case may be) shall notify USLD (or Billing) of any Taxes paid by the Billing Group or any Billing Member (or the USLD Group or any USLD Member) which are subject to indemnification under this Section 3. To the extent not otherwise provided in this Section 3, any other notification contemplated by this Section 3.3 shall include a detailed calculation (including, if applicable, separate allocations of such Taxes between Pre- and Post-Closing Taxable Periods and Pre- and Post-Closing Straddle Periods and supporting work papers) and a brief explanation of the basis for indemnification hereunder. Whenever a notification described in this Section 3.3 is given, the notified party shall pay the amount requested in such party notice to the notifying party in accordance with Section 4, but only to the extent that the notified party agrees with such request. To the extent the notified party disagrees with such request, it shall, within fourteen (14) days, so notify the notifying party, whereupon the parties shall use their best efforts to resolve any such disagreement. Any payment after such fourteen (14)day period shall include interest at the Overdue Rate from the date such payment would have been made under Section 4 based upon the original notice given by the notifying party.

      3.4 OTHER INDEMNIFICATION. Notwithstanding the foregoing, the indemnification provisions in this Agreement shall not restrict the scope of any other indemnification provisions between any USLD Member and any Billing Member as set forth in any other intercompany agreements entered into in connection with the Spin-Off.

      SECTION 4. METHOD, TIMING AND CHARACTER OF PAYMENTS REQUIRED BY THIS
                 AGREEMENT.

      4.1 PAYMENT IN IMMEDIATELY AVAILABLE FUNDS; INTEREST. All payments made pursuant to this Agreement shall be made in immediately available funds. Except as otherwise provided herein, any payment not made within fourteen (14) days of when due shall thereafter bear interest at the Overdue Rate from the date such payment was due.

      4.2 CHARACTERIZATION OF PAYMENTS. Any payments including future reimbursements related to refunds or deficiencies (other than interest thereon) made hereunder by USLD to Billing or by Billing to USLD shall be treated by all parties for Tax purposes to the extent permitted by law, and for accounting purposes to the extent permitted by generally accepted accounting principles, as non-taxable dividend distributions or capital contributions made prior to the close of business on the Closing Date.

     SECTION 5. TAX RETURNS; COOPERATION; DOCUMENT RETENTION; CONFIDENTIALITY.

      5.1 PROVISION OF COOPERATION, DOCUMENTS AND OTHER INFORMATION. Upon the reasonable request of any party to this Agreement, USLD and Billing shall provide (and shall cause the members of their respective Affiliated Groups to provide) the requesting party, promptly upon request, with such cooperation and assistance, documents, and other information, without charge, as may reasonably be requested by such party in connection with (i) the preparation and filing of any original or amended Tax Return, (ii) the conduct of any audit or other examination or any judicial or administrative proceeding involving to any extent Taxes or Tax Returns within the scope of this Agreement, or (iii) the verification by a party of an amount payable hereunder to, or receivable hereunder from, another party. Such cooperation and assistance shall include, without limitation: (i) the provision on demand of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return; (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or in connection with any audit, proceeding, suit or action of the type generally referred to in the preceding sentence, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations, with respect to Tax Returns which USLD may be obligated to file on behalf of Billing Members pursuant to
Section 2.1; (iii) the prompt and timely filing of appropriate claims for refund; and (iv) the use of reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing. Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

      5.2 RETENTION OF BOOKS AND RECORDS. USLD, each USLD Member, Billing and each Billing Member shall retain or cause to be retained all Tax Returns, and all books, records, schedules, workpapers, and other documents relating thereto, until the expiration of the later of (i) all applicable statutes of limitations (including any waivers or extensions thereof), and (ii) any retention period required by law or pursuant to any record retention agreement. The parties hereto shall notify each other in writing of any waivers, extensions or expirations of applicable statutes of limitations. The parties shall provide written notice of any intended destruction of the documents referred to in this subsection. A party giving such a notification shall not dispose of any of the foregoing materials without first offering to transfer possession thereof to all notified parties.

      5.3 STATUS AND OTHER INFORMATION REGARDING AUDITS AND LITIGATION. Each party shall use reasonable best efforts to keep the other party advised, as to the status of Tax audits and litigation involving any issue relating to any Taxes, Tax Returns or Tax Benefits subject to indemnification under this Agreement. To the extent relating to any such issue, each party shall promptly furnish the other party copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial or other governmental authority as well as copies of any revenue agent's report or similar report, notice of proposed adjustment or notice of deficiency.

      5.4 CONFIDENTIALITY OF DOCUMENTS AND INFORMATION. Except as required by law or with the prior written consent of the other party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein, which Tax Returns and other materials are within the scope of this Agreement, shall be kept confidential by the parties hereto and their Representatives, shall not be disclosed to any other person or entity and shall be used only for the purposes provided herein.

      SECTION 6. CONTESTS AND AUDITS.

      6.1 NOTIFICATION OF AUDITS OR DISPUTES. Upon the receipt by a party of notice of any pending or threatened Tax audit or assessment which may affect the liability for Taxes that are subject to indemnification hereunder, such party shall promptly notify the other party in writing of the receipt of such notice.

      6.2 CONTROL AND SETTLEMENT. USLD shall have the right and obligation to control, and to represent the interests of all affected taxpayers in, any Tax audit or administrative, judicial or other proceeding relating, in whole or in part, to any Pre-Closing Taxable Period or any other Taxable Period for which USLD is responsible, in whole or in part, for Taxes under Sections 2.5 and 3, and to employ counsel of its choice. However, that, with respect to such issues that may exclusively impact Billing or any Billing Member for any such Taxable Period, USLD shall have the right and obligation to assign responsibility to Billing as to the handling and disposition of such issues. To the extent that both Billing and USLD have joint liability with respect to tax deficiencies, USLD shall in good faith consult with Billing as to the handling and disposition of such issues and shall not enter into any settlement that impacts Billing or any Billing Member without the written consent of Billing, which shall not be unreasonably withheld; and provided, further, that Billing's Tax Director shall hand deliver to USLD's Chief Financial Officer a written response to any notification by USLD of a proposed settlement within ten (10) days of the receipt of such notification. If Billing's Tax Director fails to so respond within such ten day period, Billing shall be deemed to have consented to the proposed settlement.


      SECTION 7. MISCELLANEOUS.

      7.1 EFFECTIVENESS. This Agreement shall be effective from and after the Closing Date and shall survive until the expiration of any applicable statute of limitations; provided, however, that this Agreement shall terminate immediately upon a termination of the Distribution Agreement.

      7.2 ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement terminates and supersedes, on a prospective basis only, any and all other sharing or allocation agreements with respect to Taxes in effect at the time between the Pre-Spin-Off Group and the Billing Members, but shall not affect any such agreement to the extent applicable only among USLD Members.

      7.3 GUARANTEES OF PERFORMANCE. USLD and Billing hereby guarantee the complete and prompt performance by the members of their respective Affiliated Groups of all of their obligations and undertakings pursuant to this Agreement. If, subsequent to the close of business on the Closing Date, either USLD or Billing shall be acquired by another entity such that 50% or more of its common stock is in common control, such acquirer shall, by making such acquisition, simultaneously agree to jointly and severally guarantee the complete and prompt performance by the acquired corporation and any Affiliate of the acquired corporation of all of their obligations and undertakings pursuant to this Agreement.

      7.4 SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions hereof without including any of such which may hereafter be declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is hereafter held to be invalid, void or unenforceable, the parties hereto agree to use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

      7.5 INDULGENCES, ETC. Neither the failure nor any delay on the part of any party hereto to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or any other right, nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

      7.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without regard to the conflict of law principles thereof, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

      7.7 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be made in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the designated representative of the tax department of each party and confirmed by a copy thereof directed to the [General Counsel] by each party.

      7.8 MODIFICATION OR AMENDMENT. This Agreement may be amended at any time by written agreement executed and delivered by duly authorized officers of Billing and USLD.

      7.9 SUCCESSORS AND ASSIGNS. A party's rights and obligations under this Agreement may not be assigned without the prior written consent of the other party. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, and shall survive any acquisition, disposition or other corporate restructuring or transaction involving either party.

      7.10 NO THIRD-PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties to this Agreement and their respective Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

      7.11 OTHER. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all of such counterparts shall together constitute one and the same instrument. The section numbers and captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

      7.12 PREDECESSORS AND SUCCESSORS. To the extent necessary to give effect to the purposes of this Agreement, any reference to any corporation, Affiliated Group or member of an Affiliated Group shall also include any predecessors or successors thereto, by operation of law or otherwise.

      7.13 TAX ELECTIONS. Nothing in this Agreement is intended to change or otherwise affect any previous tax election made by or on behalf of the Pre-Spin-Off Group. USLD, as common parent of the USLD Group, shall continue to have discretion, reasonably exercised, to make any and all elections with respect to all members of the Pre-Spin-Off Group for all Pre-Closing Taxable Periods for which it is obligated to file Tax or Information Returns under
Section 2.1(a).

      7.14 INJUNCTIONS. The parties acknowledge that irreparable damage would incur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches hereto and to enforce specifically the terms and provisions hereof in any court having jurisdiction; such remedy shall be in addition to any other remedy available at law or in equity.

      7.15 FURTHER ASSURANCES. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each party shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other party with all such information as it may reasonably request in order to be able to comply with the provisions of this sentence.

      7.16 SETOFF. All payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

      7.17 COSTS AND EXPENSES. Unless otherwise specifically provided herein, each party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

      7.18 RULES OF CONSTRUCTION. Any ambiguities shall be resolved without regard to which party drafted the Agreement.


      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on their respective behalf by this respective officers thereunto duly authorized, as of the day and year above written.


                                    U.S. LONG DISTANCE CORP. AND
                                    SUBSIDIARIES



                                    By: /s/ Larry M. James
                                       --------------------------------
                                    Name: Larry M. James
                                         ------------------------------
                                    Title: President
                                          -----------------------------



                                    BILLING INFORMATION CONCEPTS CORP.
                                    AND SUBSIDIARIES



                                    By: /s/ Alan W. Saltzman
                                       --------------------------------
                                    Name: Alan W. Saltzman
                                         ------------------------------
                                    Title: President
                                          -----------------------------




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